Exhibit 99.1

ORBCOMM ANNOUNCES CHANGE TO VIRTUAL ONLY MEETING FOR

2020 ANNUAL MEETING OF SHAREHOLDERS

Rochelle Park, NJ, April 7, 2020 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced a venue change of its 2020 Annual Meeting of Shareholders. Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of the Company’s shareholders, employees, directors and our community, the Company has changed the format of its 2020 Annual Meeting of Shareholders from a physical in-person meeting to a virtual only meeting. Shareholders and investors will not be able to attend the Annual Meeting in person.

The 2020 Annual Meeting of Shareholders will be still be held at 8:00 a.m. Eastern Time on Wednesday, April 22, 2020, but in virtual meeting format only, via a live audio webcast. To access the virtual meeting, please go to www.meetingcenter.io/269283961 and enter your control number, as well as the password for the meeting, which is ORBC2020.

For registered shareholders, the control number can be found on your proxy card or notice, or email you previously received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting. To register you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting your ORBCOMM shareholdings as of the close of business on March 2, 2020 (the “Record Date”), along with your name and email address to Computershare. Please forward the email from your broker, or attach an image of your legal proxy to an email, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 17, 2020. You will receive a confirmation of your registration, together with a control number required to log in, by email from Computershare.

If you were an ORBCOMM shareholder as of the Record Date and have your control number, you may vote electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the virtual meeting website and following the instructions. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting to ensure your shares are represented and voted at the Annual Meeting.

Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in venue and may continue to be used to vote your shares in connection with the Annual Meeting.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com